File No. 333-

As filed with the Securities and Exchange Commission on September 14, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ROCKWELL MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3317208 (I.R.S. Employer Identification No.)

30142 Wixom Road Wixom, Michigan (Address of Principal Executive Offices)	78393 (Zip Code)

ROCKWELL MEDICAL, INC. 2018 LONG TERM INCENTIVE PLAN
NON-PLAN INDUCEMENT STOCK OPTIONS
NON-PLAN INDUCEMENT RESTRICTED STOCK UNITS

(Full Title of the Plans)

David Kull Controller, Secretary & Treasurer Rockwell Medical, Inc. 30142 Wixom Road Wixom, Michigan 78393 (Name and Address of Agent for Service)	Copy to: Steven R. Barth, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

(248) 960-9009 (Telephone Number, Including Area Code, of Agent of Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.         ☐

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		Maximum		Maximum
Title Of	Amount	Offering		Aggregate	Amount Of
Securities	To Be	Price		Offering	Registration
To Be Registered	Registered(1)	Per Share		Price	Fee(11)
Common Stock, no par value per share(2)	2,868,979	$4.27	(7)	$12,250,540	$1,525.19
Common Stock, no par value per share(3)	225,000	$5.33	(8)	$1,199,250	$149.31
Common Stock, no par value per share(4)	206,021	$5.75	(9)	$1,184,621	$147.49
Common Stock, no par value per share(5)	776,250	$4.70	(10)	$3,648,375	$454.22
Common Stock, no par value per share(6)	1,293,750	$4.27	(7)	$5,524,313	$687.78
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, no par value (“Common Stock”) that may become issuable in accordance with the adjustment and anti-dilution provisions of (i) the Rockwell Medical, Inc. 2018 Long Term Incentive Plan (the “Plan”); (ii) the non-plan inducement stock options awarded as an inducement award to the Company’s Chief Executive Officer (the “Non-Plan Inducement Stock Options”) and (iii) the non-plan inducement restricted stock units awarded as an inducement award to the Company’s Chief Executive Officer (the “Non-Plan Inducement Restricted Stock Units”).

(2)		Represents 2,868,979 shares of our Common Stock available for future grant under the Plan.
(3)

Represents 225,000 shares of our Common Stock issuable to our employees who are not named executive officers upon the exercise of outstanding stock options contingently granted under the Plan in February 2018. As our shareholders approved the Plan at our 2018 annual meeting of shareholders, these shares issuable upon the exercise of outstanding stock options are no longer contingent. To the extent such outstanding stock options are later forfeited or canceled, the shares of common stock subject to such stock options will be available for future issuance under the Plan.

(4)

Represents 206,021 shares of our Common Stock issuable to our independent directors upon the exercise of outstanding stock options contingently granted under the Plan in March 2018. As our shareholders approved the Plan at our 2018 annual meeting of shareholders, these shares issuable upon the exercise of outstanding stock options are no longer contingent. To the extent such outstanding stock options are later forfeited or canceled, the shares of common stock subject to such stock options will be available for future issuance under the Plan.

(5)

Represents 776,250 shares of our Common Stock issuable to our Chief Executive Officer upon the satisfaction of the time and performance-based vesting requirements and subsequent exercise of outstanding stock options and as an inducement award in connection with his employment with the Company.

(6)

Represents 1,293,750 shares of our Common Stock issuable to our Chief Executive Officer upon the satisfaction of the time and performance-based vesting requirements of the restricted stock units and as an inducement award in connection with his employment with the Company.

(7)

Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $4.27 per share, which was the average of the high and low prices of the Company’s Common Stock as reported on the NASDAQ Global Market on September 13, 2018.

(8)		Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the exercise price of $5.33 per share of the stock options granted under the Plan.
(9)		Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the exercise price of $5.75 per share of the stock options granted under the Plan.
(10)

Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the exercise price of $4.70 per share of the stock options granted pursuant to the Non-Plan Inducement Stock Options.

(11)

Determined pursuant to Rule 0-11(b)(2) as the product of each Proposed Maximum Aggregate Offering Price and 0.0001245 ($124.50 per million dollars, the Securities and Exchange Commission’s Fee Rate Advisory #1 for Fiscal Year 2018). The aggregate registration fee paid by the Company for this Registration Statement is $2,963.99 (sum of $1,525.19, $149.31, $147.49, $454.22 and $687.78).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (i) 3,300,000 shares of Rockwell Medical, Inc. (the “Company”) common stock, no par value, issuable under the Rockwell Medical, Inc. 2018 Long Term Incentive Plan and (ii) 2,070,000 shares of Company common stock, no par value, issuable under previously announced stand-alone inducement awards to be granted to the Company’s new Chief Executive Officer.

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to the participants in the Rockwell Medical, Inc. 2018 Long Term Incentive Plan and, our Chief Executive Officer with respect to the Non-Plan Inducement Stock Options and Non-Plan Inducement Restricted Stock Units only, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Rockwell Medical, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Commission on March 15, 2018;
(b)

the Company’s Amended Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2018 filed with the Commission on August 14, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 filed with the Commission on August 14, 2018;

(c)

the Company’s Current Reports on Form 8-K dated March 16, 2018 and filed with the Commission on March 21, 2018, dated April 17, 2018 and filed with the Commission on April 19, 2018, dated May 22, 2018 and filed with the Commission on May 23, 2018, dated May 24, 2018 and filed with the Commission on May 25, 2018, dated June 7, 2018 and filed with the Commission on June 7, 2018, dated June 13, 2018 and filed with the Commission on June 19, 2018, dated June 20, 2018 and filed with the Commission on June 21, 2018, dated June 21, 2018 and filed with the Commission on June 21, 2018, dated June 22, 2018 and filed with the Commission on June 27, 2018, dated July 11, 2018 and filed with the Commission on July 13, 2018, dated July 20, 2018 and filed with the Commission on July 25, 2018, dated July 26, 2018 and filed with the Commission on July 30, 2018, dated July 30, 2018 and filed with the Commission on August 3, 2018, dated August 7, 2018 and filed with the Commission on August 7, 2018, dated July 31, 2018 and filed with the Commission on August 8, 2018, dated August 12, 2018 and filed with the Commission on August 14, 2018, and dated September 4, 2018 and filed with the Commission on September 4, 2018; and

(d)

the description of the Common Stock, no par value per share, of the Company contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 23, 1998, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Michigan Business Corporation Act. The Michigan Business Corporation Act, as amended (the “MBCA”), authorizes a Michigan corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred). The MBCA also permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. Michigan law allows a corporation to provide in its articles of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for specified acts.

Section 567 of the MBCA authorizes the Company to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of us or who serves at the request of us as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not the Company would have the power to indemnify him or her under its Amended and Restated Bylaws or the laws of the State of Michigan.

Restated Articles of Incorporation. As permitted by the MBCA, the Company’s Restated Articles of Incorporation provides that no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her fiduciary duties as a director of the Company.  The provisions of the Company’s Restated Articles of Incorporation limit director liability to the maximum extent currently permitted by Michigan law.

Amended and Restated Bylaws. The Company’s Amended and Restated Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent authorized or permitted by the MBCA; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its executive officers and directors; and, provided further, that the indemnified person is required to repay any advances made by the Company if it is ultimately determined that he or she did not meet the standard of conduct, if any, required by the MBCA for the indemnification of the person under the circumstances.

Indemnification Agreements.  The Company has entered into director and officer’s indemnification agreements with each of our current directors and executive officers which, in certain respects, are broader than the specific indemnification and advancement provisions contained in the Company’s Amended and Restated Bylaws.  Specifically, such indemnification agreements provide the Company’s directors and officers with specific contractual assurances of such persons’ rights to indemnification and advancement of expenses to protect against litigation risks and expenses.

Insurance. The Company maintains a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

4.1

Rockwell Medical, Inc. 2018 Long Term Incentive Plan (incorporated by reference to Appendix C to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on April 30, 2018)

4.2

Restated Articles of Incorporation of Rockwell Medical, Inc., as amended as of May 1, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission on May 8, 2013)

4.3

Amended and Restated Bylaws of Rockwell Medical, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2018)

5	Opinion of Foley & Lardner LLP

23.1	Consent of Plante & Moran, PLLC

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5)

24	Power of Attorney (included in this Registration Statement under “Signatures”)

Item 9.  Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wixom, State of Michigan, on September 14, 2018.

ROCKWELL MEDICAL, INC.

By:	/s/ Stuart Paul
Stuart Paul
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Stuart Paul and Benjamin Wolin, and each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stuart Paul	President, Chief Executive Officer and Director	September 14, 2018
Stuart Paul	(Principal Executive and Financial Officer)

/s/ David Kull	Controller, Secretary and Treasurer	September 14, 2018
David Kull	(Principal Accounting Officer)

/s/ Benjamin Wolin	Chairman of the Board	September 14, 2018
Benjamin Wolin

/s/ Lisa N. Colleran	Director	September 14, 2018
Lisa N. Colleran

/s/ John G. Cooper	Director	September 14, 2018
John G. Cooper

/s/ Mark H. Ravich	Director	September 14, 2018
Mark H. Ravich

/s/ Robin Smith	Director	September 14, 2018
Robin Smith